Exhibit 99.1
Conn’s, Inc. Reports Third Quarter Fiscal Year 2022 Financial Results

THE WOODLANDS, Texas, December 7, 2021 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended October 31, 2021.
“Retail sales momentum accelerated during the third quarter as same store sales increased 20.6% over the prior fiscal year period and were up 9.7% on a two-year basis. Strong retail sales reflect our success expanding our addressable market, as we serve customers across the spectrum of payment options, scale our digital platform and maintain in-stock inventory levels throughout our product categories,” stated Chandra Holt, Conn's Chief Executive Officer.

“I am pleased with our strong execution in this fluid business environment, and we are well positioned for the fourth quarter and holiday season. We are on track to deliver significant revenue growth and record earnings this fiscal year. I am excited by the direction we are headed and want to thank our team members for their continued hard work and dedication,” concluded Ms. Holt.

Third Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Same store sales increased 20.6% for the third quarter of fiscal year 2022 as compared to the third quarter of fiscal year 2021 and increased 9.7% on a two-year basis;
•Strong same store sales combined with the contribution of new stores drove a 28.8% increase in total retail sales for the third quarter of fiscal year 2022 as compared to the third quarter of fiscal year 2021;
•eCommerce sales increased 294.8% to a quarterly record of $19.2 million;
•Net earnings increased 140.0% to $0.60 per diluted share, compared to $0.25 per diluted share for the same period last fiscal year;
•Inventories increased 21.7% compared to total retail sales growth of 28.8%, with approximately 80% of SKUs available for next day delivery at October 31, 2021;
•Credit spread was 14.6%, the highest credit spread in over 10 years;
•At October 31, 2021, the carrying value of customer accounts receivable 60+ days past due declined 32.5% year-over-year, and the carrying value of re-aged accounts declined 42.9% year-over-year;
•Net debt as a percent of the portfolio balance at October 31, 2021, was approximately 37.7%, compared to 48.2% at October 31, 2020; and
•Completed $377.8 million ABS transaction in November 2021 at an all-in cost of funds of approximately 3.91%, representing a 110-basis point reduction from the most recent transaction, and the lowest all-in cost of funds since the Company re-entered the ABS market in September 2015.

Third Quarter Results
Net income for the three months ended October 31, 2021 was $18.2 million, or $0.60 per diluted share, compared to net income for the three months ended October 31, 2020 of $7.4 million, or $0.25 per diluted share.

Retail Segment Third Quarter Results
Retail revenues were $334.8 million for the three months ended October 31, 2021 compared to $259.9 million for the three months ended October 31, 2020, an increase of $74.9 million or 28.8%. The increase in retail revenue was primarily driven by an increase in same store sales of 20.6%, new store growth and an increase in RSA commissions. The increase in same store sales reflects an increase in demand across most of the Company’s home-related product categories. The increase also reflects the impact of prior year proactive underwriting changes, which were the result of the COVID-19 pandemic.
For the three months ended October 31, 2021 and 2020, retail segment operating income was $22.5 million and $15.2 million, respectively. The increase in retail segment operating income for the three months ended October 31, 2021 was primarily due to an increase in revenue.
The following table presents net sales and changes in net sales by category:

	Three Months Ended October 31,						Same Store
(dollars in thousands)	2021	% of Total	2020	% of Total	Change	% Change	% Change
Furniture and mattress	$106,756	31.9%	$82,793	31.9%	$23,963	28.9%	18.8%
Home appliance	128,385	38.3	99,872	38.4	28,513	28.5	21.9
Consumer electronics	46,751	14.0	35,517	13.7	11,234	31.6	28.2
Home office	17,373	5.2	16,711	6.4	662	4.0	(3.2)
Other	9,036	2.7	4,264	1.6	4,772	111.9	76.7
Product sales	308,301	92.1	239,157	92.0	69,144	28.9	21.0
Repair service agreement commissions (1)	23,769	7.1	17,465	6.7	6,304	36.1	16.8
Service revenues	2,513	0.8	3,150	1.3	(637)	(20.2)
Total net sales	$334,583	100.0%	$259,772	100.0%	$74,811	28.8%	20.6%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment Third Quarter Results
Credit revenues were $70.6 million for the three months ended October 31, 2021 compared to $74.2 million for the three months ended October 31, 2020, a decrease of $3.6 million or 4.9%. The decrease in credit revenue was primarily due to a 15.2% decrease in the average outstanding balance of the customer receivable portfolio. These decreases were partially offset by an increase in the yield rate from 21.1% for the three months ended October 31, 2020 to 22.6% for the three months ended October 31, 2021 and an increase in insurance commissions.
Provision for bad debts was $26.5 million for the three months ended October 31, 2021 compared to $27.4 million for the three months ended October 31, 2020, a decrease of $0.9 million. The change was primarily driven by a year-over-year decrease in net charge-offs of $26.1 million, partially offset by an increase in the change in allowance for bad debts. The increase in the change in the allowance for bad debts was primarily driven by an increase in the customer accounts receivable portfolio balance during the third quarter of fiscal year 2022 versus a decrease during the third quarter of fiscal year 2021 and an increase in loss rates due to an increase in delinquency.
Credit segment operating income was $7.0 million for the three months ended October 31, 2021, compared to $8.9 million for the three months ended October 31, 2020.  The decrease was primarily due to a decrease in credit revenue, which was driven by the decline in the customer accounts receivable portfolio.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended October 31, 2021, to be filed with the Securities and Exchange Commission on December 7, 2021 (the “Third Quarter Form 10-Q”).

Store and Facilities Update
The Company opened two new Conn’s HomePlus® stores during the third quarter of fiscal year 2022, bringing the total store count to 157 in 15 states. During fiscal year 2022, the Company plans to open a total of twelve new store (inclusive of the stores opened during the first three quarters of fiscal year 2022).

Liquidity and Capital Resources
As of October 31, 2021, the Company had $320.5 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $10.6 million of unrestricted cash available for use.
On November 23, 2021, the Company completed an ABS transaction resulting in the issuance and sale of $377.8 million aggregate principal amount of Class A, Class B and Class C Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds of $375.2 million, and an all-in cost of funds of 3.91%.
Conference Call Information
The Company will host a conference call on December 7, 2021, at 10 a.m. CT / 11 a.m. ET, to discuss its financial results for the three months ended October 31, 2021. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and third quarter fiscal year 2022 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through December 14, 2021 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13722603.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 157 retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:
•Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
•Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
•Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and
•Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Revenues:
Total net sales	$334,583	$259,772	$972,664	$769,838
Finance charges and other revenues	70,875	74,386	214,879	248,396
Total revenues	405,458	334,158	1,187,543	1,018,234
Costs and expenses:
Cost of goods sold	211,298	160,378	612,219	484,015
Selling, general and administrative expense	138,081	122,158	402,000	350,443
Provision for bad debts	26,532	27,493	19,658	176,864
Charges and credits	—	—	—	3,589
Total costs and expenses	375,911	310,029	1,033,877	1,014,911
Operating income	29,547	24,129	153,666	3,323
Interest expense	5,206	11,563	20,498	39,778
Loss on extinguishment of debt	—	—	1,218	—
Income (loss) before income taxes	24,341	12,566	131,950	(36,455)
Provision (benefit) for income taxes	6,102	5,147	31,309	(8,192)
Net income (loss)	$18,239	$7,419	$100,641	$(28,263)
Income (loss) per share:
Basic	$0.62	$0.25	$3.42	$(0.97)
Diluted	$0.60	$0.25	$3.34	$(0.97)
Weighted average common shares outstanding:
Basic	29,488,321	29,142,843	29,418,047	29,013,759
Diluted	30,261,421	29,483,481	30,127,419	29,013,759

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Revenues:
Product sales	$308,301	$239,157	$897,757	$702,497
Repair service agreement commissions	23,769	17,465	66,600	57,730
Service revenues	2,513	3,150	8,307	9,611
Total net sales	334,583	259,772	972,664	769,838
Finance charges and other	262	168	695	599
Total revenues	334,845	259,940	973,359	770,437
Costs and expenses:
Cost of goods sold	211,298	160,378	612,219	484,015
Selling, general and administrative expense	100,969	84,245	294,019	241,003
Provision for bad debts	36	72	196	422
Charges and credits	—	—	—	1,355
Total costs and expenses	312,303	244,695	906,434	726,795
Operating income	$22,542	$15,245	$66,925	$43,642
Retail gross margin	36.8%	38.3%	37.1%	37.1%
Selling, general and administrative expense as percent of revenues	30.2%	32.4%	30.2%	31.3%
Operating margin	6.7%	5.9%	6.9%	5.7%
Store count:
Beginning of period	155	141	146	137
Opened	2	2	11	6
End of period	157	143	157	143

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Revenues:
Finance charges and other revenues	$70,613	$74,218	$214,184	$247,797
Costs and expenses:
Selling, general and administrative expense	37,112	37,913	107,981	109,440
Provision for bad debts	26,496	27,421	19,462	176,442
Charges and credits	—	—	—	2,234
Total costs and expenses	63,608	65,334	127,443	288,116
Operating income (loss)	7,005	8,884	86,741	(40,319)
Interest expense	5,206	11,563	20,498	39,778
Loss on extinguishment of debt	—	—	1,218	—
Income (loss) before income taxes	$1,799	$(2,679)	$65,025	$(80,097)
Selling, general and administrative expense as percent of revenues	52.6%	51.1%	50.4%	44.2%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	13.3%	11.5%	12.7%	10.2%
Operating margin	9.9%	12.0%	40.5%	(16.3)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of October 31,
	2021	2020
Weighted average credit score of outstanding balances (1)	607	599
Average outstanding customer balance	$2,449	$2,515
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	8.8%	11.5%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	18.3%	28.2%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$61,807	$98,307
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	18.5%	24.9%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	32.0%	18.0%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Total applications processed	337,112	285,569	971,456	908,078
Weighted average origination credit score of sales financed (1)	616	618	615	615
Percent of total applications approved and utilized	21.5%	22.7%	21.9%	21.6%
Average income of credit customer at origination	$49,100	$46,900	$48,400	$46,500
Percent of retail sales paid for by:
In-house financing, including down payments received	52.9%	51.5%	50.9%	52.6%
Third-party financing	17.9%	20.3%	17.5%	20.6%
Third-party lease-to-own option	9.2%	7.2%	11.0%	8.0%
	80.0%	79.0%	79.4%	81.2%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Decrease was primarily due to an increase in cash collections and the tightening of underwriting standards that occurred in fiscal year 2021.
(5)Decrease was primarily due to an increase in cash collections, the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	October 31, 2021	January 31, 2021

Assets
Current Assets:
Cash and cash equivalents	$10,597	$9,703
Restricted cash	25,528	50,557
Customer accounts receivable, net of allowances	460,808	478,734
Other accounts receivable	74,811	61,716
Inventories	263,134	196,463
Income taxes receivable	8,787	38,059
Prepaid expenses and other current assets	9,745	8,831
Total current assets	853,410	844,063
Long-term portion of customer accounts receivable, net of allowances	426,220	430,749
Property and equipment, net	188,502	190,962
Operating lease right-of-use assets	265,592	265,798
Deferred income taxes	—	9,448
Other assets	52,855	14,064
Total assets	$1,786,579	$1,755,084
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$942	$934
Accounts payable	91,084	69,367
Accrued expenses	128,054	82,990
Operating lease liability - current	50,390	44,011
Other current liabilities	16,402	14,454
Total current liabilities	286,872	211,756
Operating lease liability - non current	345,756	354,598
Long-term debt and finance lease obligations	459,319	608,635
Deferred tax liability	8,693	—
Other long-term liabilities	22,424	22,940
Total liabilities	1,123,064	1,197,929
Stockholders’ equity	663,515	557,155
Total liabilities and stockholders’ equity	$1,786,579	$1,755,084

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted net income (loss), adjusted net income (loss) per diluted share and net debt as a percentage of the portfolio balance. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Net income (loss), as reported	$18,239	$7,419	$100,641	$(28,263)
Adjustments:
Loss on extinguishment of debt (1)	—	—	1,218	—
Professional fees (2)	—	—	—	3,589
Tax impact of adjustments	—	—	(274)	(803)
Net income (loss), as adjusted	$18,239	$7,419	$101,585	$(25,477)
Weighted average common shares outstanding - Diluted	30,261,421	29,483,481	30,127,419	29,013,759
Earnings (loss) per share:
As reported	$0.60	$0.25	$3.34	$(0.97)
As adjusted	$0.60	$0.25	$3.37	$(0.88)

(1) Represents a loss of $1.0 million from retirement of $141.2 million aggregate principal amount of our 7.25% senior notes due 2022 (“Senior Notes”) and a loss of $0.2 million related to the amendment of our Fifth Amended and Restated Loan and Security Agreement.

(2) Represents professional fees associated with non-recurring expenses.

NET DEBT
(dollars in thousands)

	October 31,
	2021	2020
Debt, as reported
Current finance lease obligations	$942	$769
Long-term debt and finance lease obligations	459,319	800,586
Total debt	$460,261	$801,355
Cash, as reported
Cash and cash equivalents	10,597	107,822
Restricted Cash	25,528	78,374
Total cash	$36,125	$186,196
Net debt	$424,136	$615,159
Ending portfolio balance, as reported	$1,124,872	$1,276,100
Net debt as a percentage of the portfolio balance	37.7%	48.2%